Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Fourth Quarter 2009 Earnings

•	Net income of $815,000 for quarter versus $767,000 in fourth quarter 2008

•	Net Interest Income increased 9.4% for the year in 2009 versus 2008

•	Total deposits growth of $65.7 million or 16.4% for the year

•	Loan growth increased 6.4% in 2009 from 2008

WARRENTON, VA, February 09, 2010 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $815,000 for the quarter ended December 31, 2009 as compared with $767,000 for the same quarter in 2008, representing an increase of 6.3%. Earnings per share were $0.23 on a diluted basis for the quarter ended December 31, 2009, as compared with $0.22 per diluted share for the same quarter in 2008.

For the year ended December 31, 2009, net income was $3,417,000 or $.95 per diluted share, compared with $3,653,000, or $1.03 per diluted share for 2008, a decrease of 6.4%. The decline in net income for 2009 versus 2008 was due primarily to increases in Federal Deposit Insurance Corporation (FDIC) expenses and impairment losses related to securities held in the company’s investment portfolio, along with proxy contest expenses. Substantially offsetting this decline was growth in net interest income, which increased by $1.8 million or 9.4% for 2009 compared with 2008. The net interest margin for 2009 was 4.30% compared with 4.25% for 2008.

Total deposits were $466.0 million at December 31, 2009 compared with $400.3 million for the same date in 2008, an increase of 16.4%. Additionally, loan growth, net of allowance for loan losses, increased by $28.1 million or 6.5%, from $434.7 million at December 31, 2008 to $462.8 at December 31, 2009.

Randy K. Ferrell, President and Chief Executive Officer, said, “We are pleased to see total asset, deposit and loan growth in a year adversely affected by a difficult economy and industry issues over which we had no control. The weak national economy brought about the failure of a large number of banks throughout the United States. As result, our bank has been burdened with significantly higher assessment expense from the FDIC. The weak national economy was also a chief factor generating the impairment losses in the bank’s investment portfolio.”

In 2009 FDIC expense totaled $866,000, including a $240,000 special assessment, an amount $575,000 greater than was assessed in 2008. The company recognized $772,000 of impairment losses in 2009 due to its investment in pooled trust preferred securities and other investments issued by FDIC-insured banks throughout the country. Additionally, the company spent $291,000 to respond successfully to a proxy challenge last May.

Ferrell said, “In spite of the weak economy, a number of our credit quality indicators have improved over last year as the loan charge offs decreased by approximately two thirds and our past due loans remain at relatively low levels. We continue to be cautious in our approach to lending due to conditions in our market, but there are signs of stabilization and economic improvement. Looking back on our loan and deposit growth, coupled with our increasing net interest margin, 2009 was a successful year for the company by many measures.”

The following table reconciles various non-GAAP adjustments to net income for the year on a GAAP basis.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
For Twelve Months Ended December 31, 2009
(in thousands, except per share data)
				Per Fully-Diluted
	Before Taxes	Tax Expense*	After Taxes	Share

Net income on GAAP basis	$4,573	$1,156	$3,417	$0.949
Plus: Proxy contest expense	291	99	192	0.053
Plus: FDIC special assessment	240	82	158	0.044
Income excluding non-GAAP adjustments	$5,104	$1,337	$3,767	$1.046

*Tax expense is computed using a federal tax rate of 34%.

Loan charge-offs, net of recoveries, decreased from $2.63 million in 2008 to $1.01 million in 2009, a decrease of 61.8%. As result, the provisions for loan losses were $1.7 million for the year ended December 31, 2009, compared to $3.2 million for the same period in 2008, a decrease of 47.0%.

Non-performing assets were $7.2 million or 1.26% of total assets at December 31, 2009, compared to $4.3 million or 0.83% as of December 31, 2008. On September 30, 2009, non-performing assets were at $7.1 million or 1.29% of total assets. “The economic environment could create an increase in non-performing loans, as well as an increase in non-performing pooled trust preferred securities, in coming quarters,” Ferrell said. Included within non-performing assets were $1.1 million of pooled trust preferred securities.

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At December 31, 2009, the Company’s leverage ratio, an important indicator of financial health, was 8.68%, compared with 9.37% one year earlier. The company’s tier 1 and total risk-based ratio were 10.91% and 12.15%, respectively, at December 31, 2009, compared with 11.38% and 12.52% at December 31, 2008. The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

Return on average assets was 0.58% and return on average equity was 7.55% for the fourth quarter of 2009, compared with 0.60% and 7.45%, respectively, for the fourth quarter of 2008. For the year ended December 31, 2009, Fauquier Bankshares’ return on average assets was 0.64% and return on average equity was 8.08%, compared with 0.73% and 8.65%, respectively, for 2008.

Assets under management for the Bank’s Wealth Management Services division were $310.8 million at December 31, 2009, an increase from $249.5 million at December 31, 2008.

Fauquier Bankshares and The Fauquier Bank had combined assets of $568.5 million and total shareholders’ equity of $42.6 million at December 31, 2009.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia. Fauquier Bankshares’ stock price closed at $14.26 per share on February 8, 2010. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.
Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

		For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2009	Sep. 30, 2009		Jun. 30, 2009		Mar. 31, 2009		Dec. 31, 2008

EARNINGS STATEMENT DATA:
Interest income	$7,273		$7,136		$6,858		$6,807		$7,098
Interest expense	1,591		1,624		1,712		1,872		2,258

Net interest income	5,682		5,512		5,146		4,935		4,840
Provision for loan losses	790		360		360		200		1,506

Net interest income after
provision for loan losses	4,892		5,152		4,786		4,735		3,334
Noninterest income	1,382		1,394		1,400		1,124		1,368
Securities gains (losses)	(360)		(246)		(166)		—		—
Noninterest expense	4,881		5,021		5,024		4,594		3,793

Income before income taxes	1,034		1,279		996		1,265		909
Income taxes	219		323		272		342		142

Net income	$815		$956		$724		$923		$767

PER SHARE DATA:
Net income per share, basic	$0.23		$0.26		$0.20		$0.26	$0.22
Net income per share, diluted	$0.23		$0.26		$0.20	$0.26		$0.22
Cash dividends	$0.20		$0.20		$0.20	$0.20		$0.20
Average basic shares outstanding	3,597,909		3,597,602		3,596,537		3,535,817		3,526,380
Average diluted shares outstanding	3,608,680		3,610,160		3,606,529		3,554,757		3,553,655
Book value at period end	$11.86		$11.84		$11.51		$11.35		$11.64

BALANCE SHEET DATA:
Total assets	$568,482		$548,384		$530,834		$526,813		$514,515
Loans, net	462,784		455,391		452,132		443,349		434,678
Investment securities	40,467		38,275		36,385		35,225		37,839
Deposits	465,987		435,567		412,601		416,281		400,294
Transaction accounts (Demand
and NOW Accounts)	151,864		145,644		132,902		142,493		143,622
Shareholders’ equity	42,639		42,601		41,389		40,819		41,488

PERFORMANCE RATIOS:
Net interest margin(1)	4.33%		4.35%		4.21%		4.12%		4.04%
Return on average assets	0.58%		0.70%		0.55%		0.72%		0.60%
Return on average equity	7.55%		8.87%		6.99%		8.89%		7.45%
Efficiency ratio(2)	67.97%		74.48%		77.78%		73.21%		60.22%
ASSET QUALITY RATIOS:
Nonperforming loans		$3,503		$4,332		$1,139		$1,573	$1,208
Other real estate owned		2,480		2,029		2,029		2,029	3,034
Foreclosed property		54		68		51		36	33
Nonperforming corporate bond investments,
at fair value	1,126	634		-			-	-

Total nonperforming assets		$7,163		$7,061		$3,219		$3,638	$4,275

Nonperforming loans to total loans, period end	0.75%		0.94%			0.25%	0.35%		0.27%
Nonperforming loans, other real estate owned
and other repossessed assets as percentage
of total loans, other real estate owned and
other repossessed assets, period end	1.28%		1.39%			0.70%	0.81%		0.97%
Nonperforming assets to period end total assets	1.26%		1.29%			0.61%	0.69%		0.83%
Allowance for loan losses	$5,482		$5,221			$5,091	$4,873		$4,780
Allowance for loan losses to period end loans, net	1.17%		1.13%			1.11%	1.08%		1.08%
Allowance for loan losses as percentage of
nonperforming loans, period end	156.49%		120.52%			446.97%	309.79%		395.70%
Allowance for loan losses as percentage of
nonperforming loans, other real estate
owned and other repossessed assets,
period end	90.81%		81.24%			158.15%	133.95%		111.81%
Net loan charge-offs for the quarter	$526		$230			$142	$107		$1,411
Net loan charge-offs to average loans	0.11%		0.05%			0.03%	0.02%		0.32%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.68%		9.00%			9.14%	9.26%		9.37%
Tier 1 risk-based capital ratio	10.91%		10.80%			10.89%	11.16%		11.38%
Total risk-based capital ratio	12.15%		11.97%			12.04%	12.29%		12.52%
Tangible equity to total assets	7.50%		7.77%			7.80%	7.75%		8.06%

	For the Twelve Month Period Ended,
	Dec 31, 2009	Dec 31, 2008
EARNINGS STATEMENT DATA:
Interest income	$28,074	$28,838
Interest expense	6,799	9,386

Net interest income	21,275	19,452
Provision for loan losses	1,710	3,227

Net interest income after
provision for loan losses	19,565	16,225
Noninterest income	5,300	5,969
Securities gains (losses)	(772)	(335)
Noninterest expense	19,520	16,840

Income before income taxes	4,573	5,019
Income taxes	1,156	1,366

Net income	$3,417	$3,653

PER SHARE DATA:
Net income per share, basic	$0.95	$1.04
Net income per share, diluted	$0.95	$1.03
Cash dividends	$0.80	$0.80
Average basic shares outstanding	3,593,337	3,525,821
Average diluted shares outstanding	3,602,831	3,557,677

PERFORMANCE RATIOS:
Net interest margin(1)	4.30%	4.25%
Return on average assets	0.64%	0.73%
Return on average equity	8.08%	8.65%
Efficiency ratio(2)	72.07%	65.40%
Net loan charge-offs	$1,005	$2,633
Net loan charge-offs to average loans	0.22%	0.62%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.